UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Ellington Financial LLC

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53 Forest Avenue
Old Greenwich, Connecticut 06870
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2016
To Our Shareholders:
You are cordially invited to attend the 2016 Annual Meeting of Shareholders (the "Annual Meeting") of Ellington Financial LLC (the "Company," "we," "our," or "us") on May 17, 2016, at 10:30 a.m., Eastern Time, at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, CT 06870 to consider and take action on the following:

1.
To elect the five directors nominated and recommended by the Board of Directors, each to serve until the 2017 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016; and

4.	To transact such other business, if any, properly brought before the meeting.
Shareholders of record at the close of business on March 23, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. If you wish to attend the Annual Meeting in person, please register in advance with Investor Relations by email at info@ellingtonfinancial.com or by phone at (203) 409-3575. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of share ownership on the record date and picture identification. If you hold shares directly in your name as the shareholder of record, proof of ownership would include a copy of your account statement. If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. For more information with respect to voting your shares in person or by proxy at our Annual Meeting, see "Questions and Answers" beginning on page 2 of the Proxy Statement accompanying this notice.
Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares by signing, dating and mailing the proxy card in the envelope provided. As detailed on the proxy card, you also may vote by telephone or on the Internet. If you execute a proxy but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.
By order of the Board of Directors

Daniel Margolis
General Counsel
March 30, 2016
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 17, 2016: This Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders are available on the Internet at www.proxyvote.com. On this site, you will be able to access this Proxy Statement, the accompanying proxy card, our Annual Report to Shareholders, which includes our Annual Report on Form 10-K, and any amendments or supplements to the foregoing materials that are required to be furnished to shareholders.

ELLINGTON FINANCIAL LLC
53 FOREST AVENUE
OLD GREENWICH, CONNECTICUT 06870

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2016
This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors" or the "Board") of Ellington Financial LLC (the "Company," "EFC," "we," "us," or "our") for use at our 2016 Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 17, 2016, at 10:30 a.m., Eastern Time, at the Hyatt Regency, Old Greenwich, CT 06870, and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournments or postponements thereof. This Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders, which includes our Annual Report on Form 10-K with audited financial statements as of and for the year ended December 31, 2015, are first being sent to our shareholders on or about March 30, 2016.
Our "Manager" refers to Ellington Financial Management LLC, our external manager, and "EMG" refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by EMG and its other affiliates from time to time. We are externally managed and advised by our Manager, an affiliate of EMG, pursuant to a management agreement. Our Manager was formed solely to serve as our manager and does not have any other clients. In addition, our Manager currently does not have any employees and instead relies on the employees of EMG to perform its obligations to us.
QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.
We are soliciting proxies by mailing this Proxy Statement and proxy card to our shareholders. In addition to solicitation by mail, some of our directors and officers and certain employees of EMG may make additional solicitations by telephone or in person without additional compensation for such activities. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

We will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies.

Q.	Who is entitled to vote?

A.	All shareholders of record as of the close of business on March 23, 2016, which is the record date, are entitled to notice of and vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.
The presence at the Annual Meeting, in person or by proxy, of a majority of the votes entitled to be cast by the holders of all outstanding common shares representing limited liability company interests, no par value, of the Company ("Common Shares") will constitute a quorum for the transaction of business. No business may be conducted at the meeting if a quorum is not present. As of the record date, 32,985,740 Common Shares were issued and outstanding. If less than a majority of our outstanding Common Shares entitled to vote are represented, in person or by proxy, at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 23, 2016. If a Common Share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Pursuant to Delaware law, abstentions are treated as present for quorum purposes.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole Common Share you held as of the record date. Our shareholders do not have the right to cumulate their votes for directors.

Q.	How do I vote?

A.	If you are a shareholder of record, meaning that your Common Shares are registered in your name, you have four voting options. You may vote:
By Mail—signed proxy card must be received by May 16, 2016
If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided.
Authorizing your proxy by mail will not limit your right to attend the Annual Meeting and vote your Common Shares in person. Your proxy (either one or both of the individuals named in your proxy card) will vote your Common Shares per your instructions.
By Internet—until 11:59 p.m. Eastern Time on May 16, 2016
If you are a shareholder of record, you may follow the instructions and web address noted on your proxy card to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2016.
By Telephone—until 11:59 p.m. Eastern Time on May 16, 2016
If you are a shareholder of record, you may use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2016.
In Person—only at the Annual Meeting on May 17, 2016
If you are a shareholder of record or you hold your shares through an intermediary, you may vote in person at the Annual Meeting as indicated below. If you wish to attend the Annual Meeting in person, please register in advance with Investor Relations by e-mail at info@ellingtonfinancial.com or by phone at (203) 409-3575. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of share ownership on the record date and picture identification. If you hold Common Shares directly in your name as the shareholder of record, proof of ownership would include a copy of your account statement. If you hold Common Shares through an intermediary, such as a broker, bank or other nominee, proof of share ownership would include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your Common Shares at the meeting and hold your Common Shares through an intermediary, you must request a "legal proxy" from your broker, bank or other nominee and bring this legal proxy to the meeting.
Directions to the Annual Meeting are available by calling (203) 409-3575.

Q.	How do I vote my Common Shares that are held by my broker?

A.
If you hold your Common Shares in "street name" through an account with a broker or bank, you may instruct your broker or bank to vote your Common Shares or revoke your voting instructions by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail and on the Internet.

Banks and brokers have the authority under New York Stock Exchange, or "NYSE," rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm for 2016 is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of customers who have not furnished voting instructions at least ten days before the date of the Annual Meeting. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, the election of directors and the advisory vote on executive compensation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from their customers are required. As a result, banks and brokers are not allowed to vote any shares held by you in "street name" on these matters on your behalf unless you provide the bank or broker with specific voting instructions. Failure to provide the bank or broker that holds your shares with specific voting instructions on these two non-routine matters will result in a "broker non-vote."
Beneficial owners of Common Shares held through the account of a bank or broker are advised that, if they do not timely provide instructions to their broker, their Common Shares will not be voted in connection with the election of directors or the advisory vote on executive compensation.

Q.	What am I voting on?

A.	You will be voting on:
Proposal 1: The election of the five directors nominated and recommended by the Board of Directors, each to serve until the 2017 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified;
Proposal 2: An advisory (non-binding) "say on pay" vote to approve executive compensation; and
Proposal 3: A proposal to ratify the appointment of our independent registered public accounting firm for 2016.
No cumulative voting rights are authorized, and dissenter's rights are not applicable to these matters.

Q.	What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?
A.

Proposal	Vote Requirement
Proposal 1: Election of Directors	A plurality of the votes cast for the election of each director nominee. The five nominees who receive the most votes will be elected.

Proposal 2: An Advisory (Non-Binding) "Say on Pay" Vote to Approve Executive Compensation
The affirmative vote of a majority of Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Voting for Proposal 2 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Directors or the Compensation Committee.

Proposal 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm for 2016	The affirmative vote of a majority of Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.
Q. How are abstentions and broker non-votes treated?
A. As discussed above, a "broker non-vote" occurs when a bank, broker, or other holder of record holding Common Shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will be treated as follows:

Proposal	Treatment of Abstentions and Broker Non-Votes
Proposal 1: Election of Directors
Abstentions and Common Shares not represented at the Annual Meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

Proposal 2: An Advisory (Non-Binding) "Say on Pay" Vote to Approve Executive Compensation
Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes and Common Shares not otherwise represented at the Annual Meeting will have no effect on the outcome of this proposal.

Proposal 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm for 2016
Abstentions will have the same effect as a vote against this proposal, whereas Common Shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Because this is considered a routine matter under NYSE rules, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Q.	Will there be any other items of business on the agenda?

A.
The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on one or more proposals?

A.
Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted, except in the case of a broker non-vote, to elect (FOR) each of the director nominees listed in "Proposal 1—Election of Directors," in favor of (FOR) "Proposal 2—An Advisory (Non-Binding) ‘Say on Pay' Vote to Approve Executive Compensation" and in favor of (FOR) "Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm for 2016."

Q.	Will anyone contact me regarding this vote?

A.
No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Solicitations may be made by mail, telephone, facsimile, e-mail, or personal interviews.

Q.	Who will pay for this proxy solicitation?

A.
We will pay the entire expense of preparing, printing, and mailing the proxy materials and any additional materials furnished to shareholders. Proxies may be solicited by our directors and officers and certain employees of EMG personally or by telephone without additional compensation for such activities. We also will request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May shareholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q.	What does it mean if I receive more than one proxy card?

A.
It probably means your Common Shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote by the methods provided by your broker to ensure that all your Common Shares are voted.

Q.	Can I change my vote after I have voted?

A.
Yes. A shareholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting by mail a proxy to our Secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company's website?

A.
Yes. Our Internet website is located at www.ellingtonfinancial.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, charters of the committees of our Board and reports that we file with the Securities and Exchange Commission, or "SEC."

We are providing this Proxy Statement for the purpose of soliciting your proxy. The Board of Directors of Ellington Financial LLC requests that you submit your proxy to allow the representation and voting of your Common Shares at our Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Identifying and Evaluating Nominees for Director
Our Board is pleased to present five nominees for election to the Board at our Annual Meeting, all of whom currently serve as directors on our Board and three of whom are considered independent in accordance with the requirements of the NYSE and our Corporate Governance Guidelines. Each director elected will serve until our next annual meeting of shareholders or until such time as his respective successor is elected and qualified. If any nominee is unable to stand for election for any reason, the persons appointed to vote your proxy may vote at our Annual Meeting for another candidate proposed by the Board, or the Board may choose to reduce the size of the Board. For additional information about how we identify and evaluate nominees for director, see "Corporate Governance—Information Regarding Our Board and Its Committees—Nominating and Corporate Governance Committee."
Information Regarding the Nominees
To assist you in assessing our Board's nominees, we have set forth below biographical descriptions and certain other information with respect to each nominee for election as a director at the Annual Meeting, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director.
Our Board recommends a vote "FOR" all of the nominees listed below for election as directors (Proposal 1 on the proxy card).

Name and Position With Our Company	Age	Background Summary
Thomas F. Robards Chairman of the Board	69
Mr. Robards has served as a member of our Board and as Chairman of our Audit Committee since August 2007 and as our Chairman since October 2009. Mr. Robards has been a principal in Robards & Co, LLC, a private investment and advisory company, since July 2005. He currently serves as a trustee and is Board Chair for the HSBC Funds, a mutual fund complex. He currently serves as Chairman of the Board of Trustees of Ellington Residential Mortgage REIT, a NYSE-listed company that is externally managed by an affiliate of EMG, a position he has held since May 2013. He previously was a Director and Audit Committee Chair of Overseas Shipholding Group, Inc. from April 2005 until August 2014, and until December of 2006 was a Director and on the Audit Committee of Financial Federal Corporation, both NYSE-listed companies. From 2003 to 2004, he was the Senior Vice President and Chief Financial Officer of the American Museum of Natural History in New York, New York. He was the Chief Financial Officer for Datek Online Holding Corporation from 2000 until its acquisition by Ameritrade in 2002. Prior to that, Mr. Robards was employed at Republic New York Corporation for 24 years, including as Chief Financial Officer and Executive Vice President, and from 1997 to 1999 served on its Board of Directors. During his tenure his responsibilities at Republic included leading its Asset/Liability and Finance Committees as well as managing Republic National Bank treasury and investment portfolio activities. Mr. Robards earned his B.A. from Brown University and an M.B.A. from Harvard Business School.

Our Board believes that Mr. Robards' expertise in finance and accounting, including knowledge of financial institutions, public accounting, internal controls, audit committee performance and governance matters, and experience amassed from past and current service on the audit committees of NYSE-listed companies, give him the qualifications and skills to serve as a director of our Company.

Michael W. Vranos Co-Chief Investment Officer & Director	54
Mr. Vranos has been our Co-Chief Investment Officer since June 2009 and a member of our Board of Directors since our inception in 2007. From our inception in 2007 until October 2009, Mr. Vranos served as our Chairman and is also the Chief Executive Officer and President of our Manager. Mr. Vranos also serves as Co-Chief Investment Officer and as a member of the Board of Trustees of Ellington Residential Mortgage REIT. Mr. Vranos is also the founder and Chief Executive Officer of EMG, which he founded in December of 1994 to capitalize on distressed conditions in the mortgage-backed securities ("MBS") derivatives market. Until December 1994, he was the Senior Managing Director of Kidder Peabody, in charge of residential mortgage-backed securities ("RMBS") trading. Mr. Vranos graduated magna cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University.

Our Board believes that Mr. Vranos' operational experience as Co-Chief Investment Officer of our Company, trading and market expertise and, in particular, his extensive experience in the mortgage securities business, give him the qualifications and skills to serve as a director of our Company.

Name and Position With Our Company	Age	Background Summary
Laurence Penn Chief Executive Officer, President & Director	54
Mr. Penn has been our Chief Executive Officer and President and has served as a member of our Board of Directors since our inception in 2007. Mr. Penn is also a Vice Chairman of EMG, where he helps oversee many functions of the firm. Mr. Penn is also the Executive Vice President of our Manager and serves on our Manager's investment and risk management committee. Mr. Penn also serves as Chief Executive Officer, President and a member of the Board of Trustees of Ellington Residential Mortgage REIT. In EMG's earlier years, Mr. Penn was the senior portfolio manager primarily responsible for investments in Agency RMBS. Prior to joining EMG in 1995 shortly after its inception, Mr. Penn was at Lehman Brothers where he was a Managing Director and co-head of CMO origination and trading. Mr. Penn began his career at Lehman Brothers in 1984, after receiving a Master of Advanced Study in Mathematics from Cambridge University, where he studied as both a National Science Foundation and Winston Churchill Scholar. Mr. Penn graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University in 1983. He was one of five winners nationwide in the 1980 Putnam collegiate mathematics problem solving competition, and represented the United States in the 21st International Mathematics Olympiad held in London, England.

Our Board believes that Mr. Penn's operational experience as President and Chief Executive Officer of our Company, risk management and trading expertise and, in particular, his extensive experience in the mortgage securities business, give him the qualifications and skills to serve as a director of our Company.

Ronald I. Simon, Ph.D. Director	77
Dr. Simon has served as a member of our Board since August 2007. Dr. Simon has served as a member of the Board of Trustees and as the Chairman of the Nominating and Corporate Governance Committee of Ellington Residential Mortgage REIT since May 2013. Dr. Simon is a private investor and financial consultant to businesses. From March 2003 through February 2006, when it was acquired by Wachovia Corp., Dr. Simon was a Director of WFS Financial, Inc., a publicly-traded financial services company specializing in automobile finance. He was a director of Collateral Therapeutics from 1998 until its acquisition by Schering A.G. in 2002. From January 2006 to January 2009, he was a director of Cardium Therapeutics, a company formed to acquire and carry on the research and development of gene therapy to treat heart disease, which was originally developed by Collateral Therapeutics and then continued by Schering. From 1995 through 2002, Dr. Simon was a director of SoftNet Systems, Inc., and since 2002, has been a director of its successor company, American Independence Corp., a holding company engaged principally in the health insurance and reinsurance business. Dr. Simon is currently the Chairman of the Audit and Compensation Committees of American Independence Corp. He was a director of BDI Investment Corporation, a closely held regulated investment company, from February 2003 until its liquidation in early 2005, and served as Chief Financial Officer for Wingcast, LLC, a developer of automotive telematics from 2001 to 2002. During 2001, Dr. Simon served as Acting Chairman, Chief Executive Officer and Chief Financial Officer for SoftNet Systems, Inc. He also served as Executive Vice President and Chief Financial Officer of Western Water Company from 1997 to 2000, and a director of Western Water Company from 1999 through 2001. Dr. Simon earned a B.A. from Harvard University, an M.A. from Columbia University, and a Ph.D. from Columbia University Graduate School of Business.

Our Board believes that Dr. Simon's expertise in finance and his extensive service in senior officer positions and directorships of public companies in a variety of industries give him the qualifications and skills to serve as a director of our Company.

Name and Position With Our Company	Age	Background Summary

Edward Resendez Director	59
Mr. Resendez has served as a member of our Board since August 2007. Since November 2013 Mr. Resendez has served as Vice Chairman, President and Chief Operating Officer of Cherrywood Commercial Lending, LLC ("Cherrywood"). Cherrywood is a small-balance commercial mortgage origination, securitization and finance company. From 2007 to September 2009, Mr. Resendez was Senior Vice President-Chief Lending Officer of Kinecta Federal Credit Union and President of Kinecta Alternative Financial Solutions, Inc. From 2002 to 2007, Mr. Resendez was Chief Executive Officer, Board Member and Co-Founder of ResMAE Financial Corporation and its wholly-owned subsidiary ResMAE Mortgage Corporation, or "ResMAE." In February 2007, ResMAE filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Delaware. From 1995 through 2000, Mr. Resendez was the President of Long Beach Mortgage Company. During that timeframe he was also appointed as President and a Management Member of the board of directors for both Long Beach Financial Corporation, when that company went public in 1997 (formerly NASDAQ symbol: LBFC), and its wholly-owned operating subsidiary, Long Beach Mortgage Company, a subprime mortgage company, or, collectively with Long Beach Financial Corporation, "Long Beach." Long Beach was an originator, purchaser, seller and servicer of subprime mortgages. From 1987 to 1995, Mr. Resendez held various management positions at Long Beach, including Executive Vice President—Loan Administration, First Vice President—Risk Management, Vice President—REO Loan Servicing, and Vice President—Retail Origination. Prior to joining Long Beach in 1987, Mr. Resendez held several managerial positions with Transamerica Financial Services from 1977 to 1987. Mr. Resendez earned a B.B.A. from Loyola Marymount University in Los Angeles in 1978, and is a licensed real estate broker in California.

Our Board believes that Mr. Resendez's extensive operational experience in and knowledge of the mortgage lending business give him the qualifications and skills to serve as a director of our Company.

PROPOSAL 2: AN ADVISORY (NON-BINDING) "SAY ON PAY" VOTE
TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") added by the Dodd-Frank Wall Street Reform and Consumer Protection Act provides our shareholders with an advisory "say on pay" vote to approve our executive compensation. Although the "say on pay" vote is advisory and is not binding on our Board, the Board values shareholders' opinions and the Compensation Committee will take into consideration the outcome of the vote when making future executive compensation decisions.
As an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager or EMG or their respective affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we are required to reimburse our Manager for the costs of the wages, salaries, and benefits incurred by our Manager or EMG with respect to our partially dedicated Chief Financial Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our partially dedicated Chief Financial Officer in amounts that are subject to approval by our Compensation Committee.
This advisory "say on pay" vote gives our shareholders the opportunity to express their views on the compensation we pay to our named executive officers, which in this case is solely our partially dedicated Chief Financial Officer, as disclosed in this Proxy Statement. The Board believes that the current compensation of our partially dedicated Chief Financial Officer provides fair compensation designed to retain and motivate her and properly aligns her interests with those of our shareholders. See the "Compensation Discussion and Analysis" section of this Proxy Statement for more information on these elements of our executive compensation program.
For these reasons, the Board recommends that our shareholders vote in favor of the following resolution:
"Resolved, that our shareholders approve, on an advisory basis, the compensation we pay to our Company's named executive officers, which in this case is solely our partially dedicated Chief Financial Officer, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion."
The Board recommends a vote "FOR" approval of this resolution (Proposal 2 on the proxy card).

\

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016
The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries for the year ending December 31, 2016. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval or disapproval of the Audit Committee's action in appointing PwC as the independent registered public accounting firm of our Company. Although we seek ratification of the appointment of PwC as our independent registered public accounting firm, the ratification of the appointment of PwC does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of our Company and shareholders. If our shareholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.
PwC has advised the Audit Committee that they are an independent accounting firm with respect to our Company and its subsidiaries within the meaning of standards established by the American Institute of Certified Public Accountants (the "AICPA"), the Public Company Accounting Oversight Board (the "PCAOB"), the Independence Standards Board and federal securities laws. Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement if they choose and will be available to respond to appropriate shareholder questions.
PwC's 2015 and 2014 Fees
PwC's fees for professional services rendered in or provided for 2015 and 2014, as applicable, were:

	2015	2014
Audit Fees	$1,453,958	$1,419,550
Audit-related Fees	12,600	17,700
Tax Fees	—	—
All Other Fees	2,714	1,970
Total Fees	$1,469,272	$1,439,220
Audit Fees—Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports including fees for such services provided in connection with our public offerings. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
Audit-related Fees—Audit-related fees consist of fees billed or expected to be billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters and risk and control reviews. Fees for audit-related services are for those services rendered during each fiscal year.
Tax Fees—Tax fees consist of fees billed or expected to be billed by PwC for tax compliance, advisory and planning services rendered during the fiscal year.
All Other Fees—All other fees mostly consist of costs associated with certain online subscription services.
Audit Committee Pre-Approval Policies and Procedures
On at least an annual basis, the Audit Committee pre-approves a list of services and sets pre-approval fee levels that may be provided by PwC without obtaining engagement specific pre-approval from the Audit Committee. The pre-approved list of services consists of audit services, audit-related services, tax services and all other services. All requests or applications for PwC audit, audit-related services, tax services or all other services must be submitted to our Chief Financial Officer to determine if the services are included within the pre-approved list of services that have received Audit Committee pre-approval. Any type of service that is not included on the pre-approved list of services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee. The Audit Committee has chosen the Audit Committee Chairman as its designee.
All of the fees paid to PwC in 2015 were pre-approved by the Audit Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.
Our Board recommends a vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2016 (Proposal 3 on the proxy card).

CORPORATE GOVERNANCE
The Board of Directors
Our business is managed through the oversight and direction of our Board of Directors, which has established investment guidelines for our Manager, Ellington Financial Management LLC, or "EFM," to follow in its day-to-day management of our business. EFM is an affiliate of EMG, a private investment management firm and registered investment advisor that specializes in fixed income strategies, and is responsible for administering our business activities and day-to-day operations. Our Board is currently comprised of five directors. The directors are informed about our business at meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.
Our Board has established three standing committees that are comprised solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.
Director Independence
Our Board has determined that three of our five current directors and nominees are independent directors as defined by the requirements of the NYSE and our Corporate Governance Guidelines. Our Board has adopted, through its approval of our Corporate Governance Guidelines, the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of our directors and nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board determines, after taking into account all facts and circumstances, that no other material relationship between our Company and the director exists of a type not specifically mentioned in the categorical standards, our Board will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

1.
A director who is, or who has been within the last three years, an employee of our Company or any of its affiliates, or whose immediate family member is, or has been within the last three years, an executive officer of our Company or any of its affiliates.

2.
A director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding director and committee fees, and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

3.
(A) A director who is or whose immediate family member is a current partner of a firm that is our internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (D) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

4.
A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company's compensation committee.

5.
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues (as reported for the last completed fiscal year).

Pursuant to our Corporate Governance Guidelines, our Board also considers a director's charitable relationships in determining independence. A director who is an officer, director, or trustee of a charitable or non-profit organization will not be considered to have a material relationship with our Company that impairs the director's independence so long as our contributions to the entity in any single fiscal year (excluding amounts contributed by our Company under its employee matching gift program) are less than $100,000 or 2% of such entity's consolidated gross revenues (whichever is greater).
Under these criteria, our Board has determined that the following members of our Board are independent: Edward Resendez, Thomas F. Robards, and Ronald I. Simon, Ph.D.

Executive Sessions of Our Independent Directors
In accordance with NYSE requirements and our Corporate Governance Guidelines, the independent directors of our Board meet in executive session at least quarterly, without management present. Generally, these executive sessions follow a regularly scheduled quarterly meeting of our Board. In 2015, the independent directors of our Board met in executive session five times without management. Our Chairman, Mr. Robards, presides over such executive sessions of our independent directors.
Information Regarding Our Board and Its Committees
Directors are expected to attend all our regular and special meetings of the Board and all meetings of the committees on which they serve. In 2015, there were eight meetings of the Board, and each of the current directors attended at least 75% of the meetings of both the Board and committees on which they served.
We have a policy that directors attend our annual meetings of shareholders. All of our directors, except Mr. Resendez, who had a pre-approved excused absence, attended the 2015 Annual Meeting of Shareholders.
Our Board of Directors has established three standing committees of the Board: Audit, Compensation, and Nominating and Corporate Governance. The charter for each committee, more fully describing the responsibilities of each committee, can be found on our website at www.ellingtonfinancial.com under the "For Our Shareholders—Corporate Governance" section. Pursuant to their charters, each of these committees is comprised solely of independent directors. The table below indicates our current committee membership and the number of times each committee met in 2015.

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward Resendez	Member	Chair	Member
Thomas F. Robards	Chair	Member	Member
Ronald I. Simon, Ph.D.	Member	Member	Chair
Number of Meetings in 2015	7	4	2
Our committees make recommendations to the Board as appropriate and regularly report on their activities to the entire Board.
Audit Committee
Pursuant to its charter, our Audit Committee assists the Board in overseeing (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of our independent auditors; and (4) the performance of our independent auditors and internal audit function.
Each member of the Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our Board has determined that Mr. Robards, the chairman of our Audit Committee, and Dr. Simon are "audit committee financial experts" as that term is defined by the SEC and that each satisfies the financial expertise requirements of the NYSE.
Compensation Committee
Pursuant to its charter, the Compensation Committee's principal functions are to assist the Board in discharging its responsibilities relating to (1) compensation of our directors and officers; (2) review, approval and administration of compensation plans and programs and other benefit plans for our directors, officers, employees, and consultants and other third parties who perform services for us; and (3) compensation of our Manager.
Our Board has determined that each member meets the independence requirements of the NYSE that apply to compensation committee members.
Nominating and Corporate Governance Committee
Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for identifying, recruiting, considering and recommending to our Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at our annual meetings of shareholders. It also reviews the background and qualifications of individuals being considered as director candidates pursuant to attributes and criteria established by the committee and the

Board from time to time. It reviews and makes recommendations on matters involving general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of our Board's performance as a whole and of the individual directors and reports thereon to the Board. The committee is responsible for reviewing and approving in advance any related party transactions, other than related party transactions which have been pre-approved pursuant to pre-approval guidelines to address specific categories of transactions, which the committee reviews, evaluates and updates, as appropriate, from time to time.
In selecting candidates to recommend to our Board as director nominees, the Nominating and Corporate Governance Committee looks at a number of attributes and criteria, including experience, skills, expertise, diversity of experience, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. In assessing the needs of the Board, the Nominating and Corporate Governance Committee and our Board review and consider from time to time the requisite skills and characteristics of individual directors as well as the composition of the Board as a whole. After completing its evaluation of individual director nominees and our Board as a whole, our Board concluded that the five nominees for director named in this Proxy Statement collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and its shareholders and a dedication to enhancing shareholder value.
The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders for service on our Board. For more information regarding the procedure required for director candidates recommended by shareholders, see "General Information—Procedure for Recommendations of Director Candidates by Shareholders."
Board Leadership Structure
While the roles are currently separated, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer. The Board of Directors believes that the current separation of the role of Chief Executive Officer and Chairman of the Board is appropriate because it allows our Chief Executive Officer to focus on running our business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Board Oversight of Risk
Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to our principal executive officer or principal financial officer and officers of our Manager and, as appropriate, to our Board of Directors or relevant committee thereof; (3) implement appropriate and responsive risk management strategies consistent with our risk profile; and (4) integrate risk management into management and our Board's decision-making.
Our Manager has an investment and risk management committee that advises and consults with our senior management team with respect to, among other things, our investment policies, portfolio holdings, financing and hedging strategies and investment guidelines. The members of the investment and risk management committee include two of our directors, Messrs. Vranos and Penn, as well as one of our officers, Mark Tecotzky. The Audit Committee has been designated by our Board to take the lead in overseeing risk management. As part of its oversight function, the Audit Committee receives briefings provided by members of the investment and risk management committee, officers of our Manager and various advisors to our Company regarding the adequacy of our risk management processes. The Audit Committee also regularly receives briefings from our internal auditor. Our Board also encourages our officers and the officers of our Manager to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations and continually works with our officers, the officers of our Manager and our advisors to assess and analyze the most likely areas of future risk for our Company. In addition, our Compensation Committee has reviewed its compensation policies and practices with respect to certain employees of the Manager who are partially dedicated to providing services to the Company taking into consideration risk management practices and risk-taking incentives. Following such review, we determined that our compensation policies and practices for such employees do not create risks that are reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics
Our Board of Directors has established a Code of Business Conduct and Ethics that applies to our officers and directors and to our Manager's and certain of its affiliates' officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the Code of Business Conduct and Ethics; and

•	accountability for adherence to the Code of Business Conduct and Ethics.
EMG also has its own Code of Ethics with which employees of EMG and our Manager, including officers of our Company, must also comply. Our Code of Business Conduct and Ethics is intended to complement EMG's Code of Ethics. To the extent there is any conflict between our Code of Business Conduct and Ethics and EMG's Code of Ethics with respect to the officers of our Company and the officers, employees and other personnel of EMG and our Manager who perform services for or on our behalf, the provisions of our Code of Business Conduct and Ethics will control, except to the extent that the provisions of EMG's Code of Ethics are more restrictive, in which case the provisions of EMG's Code of Ethics will control. Any waiver of our Code of Business Conduct and Ethics of our executive officers or directors may be made only by our Board or one of its committees.
We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K by posting such information on our website at www.ellingtonfinancial.com under the "For Our Shareholders—Corporate Governance" section of the website.
Communications with Our Board
Our Board has established a process for shareholders and other parties to communicate with the members of our Board, any director (including the Chairman of the Board), non-management members of the Board as a group or any committee. To do so, a shareholder may send a letter addressed to Attention: Secretary, Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870. The Secretary will forward all such communications to our directors.
Availability of Our Corporate Governance Materials
Shareholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.ellingtonfinancial.com under the "For Our Shareholders—Corporate Governance" section of the website. A copy of any of these documents will be provided free of charge to any shareholder upon request by writing to Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

DIRECTOR COMPENSATION
Any member of our Board who is also an employee of our Manager or EMG or their respective affiliates does not receive additional compensation for serving on our Board of Directors.
For the year ended December 31, 2015, each independent director received an annual cash retainer of $45,000. For the year ended December 31, 2015, each independent director also received a fee of $1,000 for each Board and committee meeting attended ($500 if the meeting was attended via telephone), subject to an annual cap of $15,000 per director. Effective January 1, 2016, the Compensation Committee increased each independent director's annual cash retainer to $62,500 and eliminated the per meeting Board and committee fees. The Chairman of our Board and the Chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board also received an additional annual cash retainer of $25,000, $15,000, $7,500 and $7,500, respectively. In addition, our independent directors each received an award of $45,000 in long-term incentive plan units, or "LTIP Units," in 2015 pursuant to our 2007 Long-Term Incentive Plan for Individuals and were eligible to receive LTIP Units and other share-based awards under our 2007 Long-Term Incentive Plan for Individuals. LTIP Unit grants are made annually, typically in the third quarter. LTIP Units are a separate non-voting class of limited liability company interests structured as profits interests. The LTIP Units, subject to certain forfeiture provisions, may be converted, at the election of the holder, into our Common Shares on a one-for-one basis.
We reimburse our directors for their travel expenses incurred in connection with their attendance at full Board and committee meetings as well as the Annual Meeting of Shareholders and certain director education events.
Compensation of Our Directors in 2015
The table below describes the compensation earned by our independent directors in 2015. We compensated only those directors who are independent in accordance with the requirements of the NYSE and our Corporate Governance Guidelines.

Name	Fees Earned or Paid in Cash	LTIP Unit Awards (1)		All Other Compensation (2)	Total Compensation
Thomas F. Robards	$100,000	$45,000	(3)	$5,034	$150,034
Ronald I. Simon, Ph.D.	$67,500	$45,000	(4)	$5,034	$117,534
Edward Resendez	$67,500	$45,000	(5)	$5,034	$117,534
Laurence Penn	$—	$—		$—	$—
Michael W. Vranos	$—	$—		$—	$—

(1)
All share-based awards were granted pursuant to our 2007 Incentive Plan for Individuals. The aggregate grant date fair value was calculated in accordance with the Financial Accounting Standards Board's("FASB") Accounting Standards Codification ("ASC") Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.

(2)	Amounts reflect dividends paid on unvested LTIP Units in 2015.

(3)
Mr. Robards received 2,475 LTIP Units with a grant date fair value of $45,000. These LTIP Units were granted on September 15, 2015 and will vest, subject to certain limitations, on September 14, 2016. As of December 31, 2015, Mr. Robards had outstanding an aggregate of 13,026 LTIP Units, 10,551 of which had vested.

(4)
Dr. Simon received 2,475 LTIP Units with a grant date fair value of $45,000. These LTIP Units were granted on September 15, 2015 and will vest, subject to certain limitations, on September 14, 2016. As of December 31, 2015, Dr. Simon had outstanding an aggregate of 2,475 LTIP Units, none of which had vested.

(5)
Mr. Resendez received 2,475 LTIP Units with a grant date fair value of $45,000. These LTIP Units were granted on September 15, 2015, and will vest, subject to certain limitations, on September 14, 2016. As of December 31, 2015, Mr. Resendez had outstanding an aggregate of 11,776 LTIP Units, 9,301 of which had vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Each of our directors and director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. The Nominating and Corporate Governance Committee generally reviews any past or proposed transactions between our Company and related persons (as such term is defined in Item 404 of Regulation S-K). If we believe a transaction is significant to us and raises particular conflict of interest issues, the Audit Committee will discuss the matter with legal or other appropriate counsel to evaluate and approve the transaction.
Transactions Effected by EMG and its Affiliates in Respect of Our Portfolio
Mr. Vranos, our Co-Chief Investment Officer and director, Mr. Penn, our Chief Executive Officer, President and director, Mark Tecotzky, our Co-Chief Investment Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of EMG. We may from time to time enter into certain "related party transactions" with EMG and its affiliates including, subject to certain conditions and limitations, cross transactions, principal transactions and the purchase of securities in other accounts of EMG which are described in the written management agreement with our Manager.

•
Cross Transactions—defined as transactions between us or one of our subsidiaries, on the one hand, and an account (other than us or one of our subsidiaries) managed by EMG or our Manager, on the other hand. It is EMG policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. EMG or our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Upon written notice to our Manager, we may at any time revoke our consent to our Manager's executing cross transactions. Additionally, unless approved in advance by a majority of our independent directors or pursuant to and in accordance with a policy that has been approved by a majority of our independent directors, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager's current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (1) at prices based upon third party bids received through auction, (2) at the average of the highest bid and lowest offer quoted by third party dealers, or (3) according to another pricing methodology approved by our Manager's Chief Compliance Officer.

•
Principal Transactions—defined as transactions between EMG or our Manager (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families), on the one hand, and us or one of our subsidiaries, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager, EMG (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent directors and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.

•
Investment in other EMG accounts—pursuant to our management agreement, although we have not done so to date, if we invest at issuance in the equity of any collateralized debt obligation, or "CDO," that is managed, structured or originated by EMG or one of its affiliates, or if we invest in any other investment fund or other investment for which EMG or one of its affiliates receives management, origination or structuring fees, the base management and incentive fees payable by us to our Manager will be reduced by an amount equal to the applicable portion (as described in the management agreement) of any such management fees, origination fees or structuring fees.

•
Split price executions—pursuant to our management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for other accounts managed by EMG, our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.

Management Agreement
We entered into a management agreement with our Manager upon our inception in August 2007, pursuant to which our Manager provides for the day-to-day management of our operations. Mr. Vranos, our Co-Chief Investment Officer and Director, Mr. Penn, our Chief Executive Officer, President and Director, Mark Tecotzky, our Co-Chief Investment Officer, Lisa Mumford, our Chief Financial Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of our Manager. The management agreement, which was most recently amended and restated effective November 3, 2015, requires our Manager to manage our assets, operations and affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Directors. A description of the material terms of the management agreement is included in "Business—Management Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Base Management Fees
Under the management agreement, we pay our Manager a base management fee quarterly in arrears in an amount equal to 1.50% per annum of the equity of Ellington Financial Operating Partnership LLC, our operating partnership subsidiary (the "Operating Partnership") (calculated in accordance with U.S Generally Accepted Accounting Principles, or "U.S. GAAP," as of the end of each fiscal quarter (before deductions for base management and incentive fees payable with respect to such fiscal quarter)), provided that the equity of the Operating Partnership is adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors, and approval by a majority of our independent directors in the case of non-cash charges.
Total base management fees incurred for the year ended December 31, 2015 were $11.5 million as compared to $10.8 million for the year ended December 31, 2014.
Incentive Fees
In addition to the base management fee, with respect to each fiscal quarter we pay our Manager an incentive fee equal to the excess, if any, of (i) the product of (A) 25% and (B) the excess of (1) our Adjusted Net Income (described below) for the Incentive Calculation Period (which means such fiscal quarter and the immediately preceding three fiscal quarters) over (2) the sum of the Hurdle Amounts (described below) for the Incentive Calculation Period, over (ii) the sum of the incentive fees already paid or payable for each fiscal quarter in the Incentive Calculation Period preceding such fiscal quarter.
For purposes of calculating the incentive fee, "Adjusted Net Income" for the Incentive Calculation Period means the net increase/(decrease) in equity resulting from operations of the Operating Partnership (or such equivalent U.S. GAAP measure based on the basis of presentation of our consolidated financial statements), after all base management fees but before any incentive fees for such period, and excluding any non-cash equity compensation expenses for such period, as reduced by any Loss Carryforward (as described below) as of the end of the fiscal quarter preceding the Incentive Calculation Period. Adjusted Net Income will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. For the avoidance of doubt, Adjusted Net Income includes both net investment income and net realized and unrealized gains and losses.
For purposes of calculating the incentive fee, the "Loss Carryforward" as of the end of any fiscal quarter is calculated by determining the excess, if any, of (1) the Loss Carryforward as of the end of the immediately preceding fiscal quarter over (2) the net increase in equity resulting from operations of the Operating Partnership (expressed as a positive number) or the net decrease in equity resulting from operations of the Operating Partnership (expressed as a negative number) for such fiscal quarter (or such equivalent U.S. GAAP measures as may be appropriate depending on the basis of presentation of our consolidated financial statements), as the case may be, calculated in accordance with U.S. GAAP, adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.
For purposes of calculating the incentive fee, the "Hurdle Amount" is, with respect to any fiscal quarter, the product of (i) one-fourth of the greater of (A) 9% and (B) 3% plus the 10-year U.S. Treasury rate for such fiscal quarter, (ii) the sum of (A) the weighted average gross proceeds per share or partnership unit in our Operating Partnership, or "OP Unit," of all our common share or OP Unit issuances (excluding issuances of our common shares (a) as equity incentive awards, (b) to our Manager as part of its base management fee or incentive fee and (c) to our Manager or any of its affiliates in privately negotiated transactions, and issuances of OP Units to us) up to the end of such fiscal quarter (with each such issuance weighted by both the number of shares or OP Units issued in such issuance and the number of days that such issued shares or OP Units were outstanding during such fiscal quarter) and (B) the result obtained by dividing (I) retained earnings attributable to our common shares and OP Units (other than OP Units held by us) at the beginning of such fiscal quarter by (II) the average number of our common shares and OP Units (other than OP Units held by us) outstanding for each day during such fiscal quarter, and (iii) the average number of our common shares and Long-Term Incentive Plan Units, or "LTIP Units," outstanding and the average number of OP Units and LTIP Units in our Operating Partnership ("Operating Partnership LTIP Units") (other than OP Units and Operating Partnership LTIP Units held by us) for each day during such fiscal quarter.
No incentive fees were incurred for the year ended December 31, 2015 as compared to $1.4 million of incentive fees incurred for the year ended December 31, 2014.
Compensation of Directors
Our non-independent directors do not receive compensation for serving on our Board. For information regarding the compensation of our independent directors, see "Director Compensation" above.

Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Delaware law and pay such persons' expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of Messrs. Robards and Resendez and Dr. Simon served as a member of the Compensation Committee during 2015 and none of such members is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee, except that Mr. Vranos is the founder and Chief Executive Officer of EMG and sets the compensation for principals of EMG and its investment advisory affiliates and Mr. Penn is the Vice Chairman of EMG. Neither Mr. Vranos nor Mr. Penn are members of our Compensation Committee and neither receives any compensation from the Company for service as a director or as an executive officer of the Company.
EXECUTIVE OFFICERS

Name and Position With Our Company	Age	Background Summary
Laurence Penn Chief Executive Officer, President & Director	54	See "Proposal 1: Election of Directors—Information Regarding the Nominees."

Michael W. Vranos Co-Chief Investment Officer & Director	54	See "Proposal 1: Election of Directors—Information Regarding the Nominees."

Mark Tecotzky Co-Chief Investment Officer	54
Mr. Tecotzky has been our Co-Chief Investment Officer since March 2008, the Co-Chief Investment Officer of Ellington Residential Mortgage REIT since October 2012, and serves as the Co-Chief Investment Officer of our Manager. Mr. Tecotzky is also a Managing Director of EMG, and head manager for all MBS/ABS credit, reporting directly to Mr. Vranos. Prior to joining EMG in July 2006, Mr. Tecotzky was the senior trader in the mortgage department at Credit Suisse. He developed and launched several of its securitization vehicles, including hybrid adjustable-rate mortgages ("ARM") and second liens, and subsequently ran its hybrid ARM business, including conduit pricing, servicing sales, monthly securitization, trading of Agency/non-Agency hybrids of all ratings categories and managing and hedging the residual portfolio. Prior to joining Credit Suisse, Mr. Tecotzky worked with Mr. Vranos and many of the other EMG principals at Kidder Peabody, and traded Agency and non-Agency pass-throughs and structured CMOs as a Managing Director. Mr. Tecotzky holds a B.S. from Yale University, and received a National Science Foundation fellowship to study at MIT.

Lisa Mumford Chief Financial Officer	52
Ms. Mumford was appointed as our Chief Financial Officer and as the Chief Financial Officer of our Manager in October 2009. Ms. Mumford was appointed as the Chief Financial Officer of Ellington Residential Mortgage REIT in April 2013. From August 2008 to October 2009, Ms. Mumford was Chief Financial Officer of ACA Financial Guaranty Corporation ("ACA FG") where she oversaw all aspects of the finance and accounting operations. Prior to August 2008, ACA FG was an operating subsidiary of ACA Capital Holdings, Inc. ("ACA") and from 2003 until August 2008, Ms. Mumford served as the Chief Accounting Officer. While at ACA, Ms. Mumford oversaw all aspects of the accounting, internal control, and financial reporting process. Prior to joining ACA, and beginning in 1988, Ms. Mumford was with ACE Guaranty Corp., where over her tenure, she held the positions of Chief Financial Officer and Controller. She began her career as a staff accountant with Coopers & Lybrand in 1984, culminating in the role of Audit Supervisor at the time of her departure in 1988. Ms. Mumford is a member of the American Institute of Certified Public Accountants and holds a B.B.A. in Accounting from Hofstra University.

Daniel Margolis General Counsel	42
Mr. Margolis has been our General Counsel since August 2013 and also served as our Secretary from July 2010 to August 2013. Mr. Margolis has also served as General Counsel of EMG since July 2010 and of Ellington Residential Mortgage REIT since April 2013. He is responsible for advising EMG on all legal, regulatory, compliance, documentation and litigation matters. Prior to joining EMG, Mr. Margolis was a Partner at Pillsbury, Winthrop, Shaw, Pittman LLP from 2007 to 2010 and before that was a Junior Partner at Wilmer, Cutler, Pickering, Hale and Dorr LLP from 2004 to 2007. In both positions, Mr. Margolis represented corporations and individuals, including financial services organizations, in criminal and regulatory investigations and in complex civil litigation. From 2000 to 2004, he served as an Assistant United States Attorney in the United States Attorney's Office for the Southern District of New York where he prosecuted a variety of white collar crimes including securities fraud, investment fraud, tax fraud and money laundering. In 2004, he received the John Marshall Award, the Department of Justice's highest award for excellence in legal performance. He has a J.D. from New York University Law School, where he graduated cum laude, and a B.A. from Binghamton University where he graduated magna cum laude with highest honors in Political Science and was a member of Phi Beta Kappa.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015.
Submitted by the Compensation Committee of the Board:
Edward Resendez, Chair
Thomas F. Robards
Ronald I. Simon, Ph.D.
COMPENSATION DISCUSSION AND ANALYSIS
As an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we are required to reimburse our Manager for the costs of the wages, salaries and benefits incurred by our Manager or EMG with respect to our partially dedicated Chief Financial Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our partially dedicated Chief Financial Officer in amounts that are subject to approval by our Compensation Committee. Our Chief Executive Officer and President and our Co-Chief Investment Officer make recommendations to the Compensation Committee with respect to the performance of our partially dedicated Chief Financial Officer and the appropriate compensation amount for such executive. The Compensation Committee considers the recommendations of the Chief Executive Officer and President and the Co-Chief Investment Officer but makes the ultimate determination as to the appropriateness of her compensation. The Compensation Committee considered the most recent shareholder advisory vote on executive compensation required by the proxy rules in assessing these compensation policies and its compensation decisions and believes shareholders support the Company's approach and actions. Our Compensation Committee did not utilize a compensation consultant for purposes of determining or recommending the amount or form of executive or director compensation. Executive officers are not present when the Compensation Committee meets in executive session, or when decisions about their own compensation are discussed.
Objectives of the Company's Compensation Programs
The Company's compensation program is designed to:

•	retain and motivate our partially dedicated Chief Financial Officer by providing fair compensation;

•	encourage share ownership by providing a portion of compensation through LTIP Units; and

•	align management incentives with the long-term interests of our shareholders.
Elements of Compensation
The components of the compensation program for our partially dedicated Chief Financial Officer in 2015 are (1) base salary and (2) a discretionary cash bonus and LTIP Unit award.
Base Salary
Our partially dedicated Chief Financial Officer is Lisa Mumford, an employee of our Manager. Under the terms of her employment arrangement with our Manager, Ms. Mumford earned an annual base salary in 2015 of $250,000. Since Ms. Mumford was appointed as the partially dedicated Chief Financial Officer for Ellington Residential Mortgage REIT in April 2013, we reimburse our Manager for the pro rata portion of her compensation that is allocated to us based on the percentage of her working time and efforts spent on matters related solely to our Company. In determining whether the pro rata amount of Ms. Mumford's base salary for 2015 was reasonable and appropriate for reimbursement by our Company, our Compensation Committee considered primarily Ms. Mumford's duties and responsibilities as our partially dedicated Chief Financial Officer, the performance of our Company, and her performance based on both their own observations as members of our Audit Committee and Board and the assessment and recommendation of our Chief Executive Officer and President and our Co-Chief Investment Officer (which takes into account such officers' review of the compensation provided to similar employees of similarly situated companies).

For 2016, we expect our Compensation Committee to take into account substantially similar criteria in determining whether the pro rata amount of Ms. Mumford's base salary to be reimbursed is reasonable and appropriate for reimbursement by our Company.
Discretionary Cash Bonus and LTIP Unit Award
In addition, our Compensation Committee approved on December 15, 2015, an incentive cash bonus to Ms. Mumford of $339,300 subject to deferral of approximately 33% of such cash bonus until December 31, 2016, and an award of 11,422 LTIP Units under our 2007 Incentive Plan for Individuals. The deferred portion of Ms. Mumford's cash bonus is subject to forfeiture in the event Ms. Mumford gives notice of her intention to resign her position as Chief Financial Officer of the Company or her employment is terminated for cause prior to December 31, 2016. Of the LTIP Units awarded to Ms. Mumford in December 2015, 5,473 LTIP Units are subject to forfeiture restrictions that will lapse on December 15, 2016 and the remaining 5,949 LTIP Units are subject to forfeiture restrictions that will lapse on December 15, 2017.
In determining whether the pro rata amount of Ms. Mumford's bonus for 2015 was reasonable and appropriate for reimbursement by our Company and whether to approve her LTIP unit award, our Compensation Committee considered primarily Ms. Mumford's performance, based both on their own observations as members of our Audit Committee and Board and on the assessment and recommendation of our Chief Executive Officer and President and our Co-Chief Investment Officer (which takes into account such officers' review of the compensation provided to similar employees of similarly situated companies), the performance of our Company, the compensation that Ms. Mumford receives for service as the partially dedicated Chief Financial Officer of Ellington Residential Mortgage REIT, and the percentage of her working time and efforts spent on matters related solely to our Company. Our Compensation Committee also considered the total compensation that Ms. Mumford will earn for 2016 (including compensation received for service as the partially dedicated Chief Financial Officer of Ellington Residential Mortgage REIT) and whether the amount seemed reasonable and appropriate based on their personal experience and knowledge regarding executive compensation. Taking all of these factors into account, our Compensation Committee determined that a $339,300 cash bonus and an award of 11,422 LTIP Units would be reasonable and appropriate for Ms. Mumford, provided that a portion of the bonus and the vesting of the LTIP Units are deferred and subject to forfeiture restrictions described above. The deferral and forfeiture restrictions are intended, among other things, to create an appropriate retention incentive for Ms. Mumford.
Ms. Mumford is entitled to receive dividends and distributions that become payable on all of her LTIP Units, whether they are vested or not. Cash dividends are paid on the LTIP Units at the same rate as is paid to all shareholders. In 2015, dividends paid with respect to Ms. Mumford's LTIP Units, were $2.45 per LTIP Unit.
For 2016, we expect that our Compensation Committee will take into account substantially similar criteria in determining whether the pro rata amount of Ms. Mumford's bonus to be reimbursed is reasonable and appropriate for reimbursement by our Company and whether to approve her LTIP unit award.
Potential Payments Upon Termination or Change in Control
Ms. Mumford is subject to a standard employment contract for the benefit of EMG. If Ms. Mumford were terminated other than for cause or voluntary resignation, the deferred portion of Ms. Mumford's 2015 cash bonus would continue to vest under the terms of her employment contract. In addition, if Ms. Mumford were terminated other than for cause or voluntary resignation, the 11,422 LTIP Units granted in December 2015 would continue to vest under the terms of her LTIP Unit award agreement.

EXECUTIVE COMPENSATION INFORMATION
Summary Compensation Table
The following tables and related footnotes should be read in conjunction with "Compensation Discussion and Analysis" above. We summarize below the compensation information for the fiscal years ended December 31, 2015, 2014 and 2013 for Ms. Mumford, our Chief Financial Officer and our only executive officer who receives compensation specifically for her services as an executive officer of our Company. As noted in "Compensation Discussion and Analysis" above, as an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we are required to reimburse our Manager for the costs of the wages, salary and benefits incurred by our Manager or EMG with respect to our partially dedicated Chief Financial Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our partially dedicated Chief Financial Officer in amounts that are subject to approval by our Compensation Committee.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
Lisa Mumford Chief Financial Officer	2015	$195,000	$339,300	$187,207	$40,094	$761,601
	2014	$185,000	$259,500	$240,000	$26,925	$711,425
	2013	$195,000	$268,000	$200,017	$7,660	$670,677

(1)	Reflects the pro rata portion of Ms. Mumford's salary that we were required to reimburse to the Manager.

(2)	Reflects the pro rata portion of Ms. Mumford's bonus that we were required to reimburse to the Manager. A percentage of such bonuses is subject to deferral.

(3)
The awards shown in this column relate to LTIP Units which are convertible into Common Shares on a one-for-one basis after any applicable forfeiture restrictions lapse. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.

(4)	Amounts reflect dividends paid to Ms. Mumford in respect of her unvested LTIP Units in each respective year.
None of the management fee is allocated directly to Mr. Vranos, Mr. Penn, or Mr. Tecotzky. Rather, Mr. Vranos, Mr. Penn, and Mr. Tecotzky are compensated by EMG and its affiliates (the "Ellington Management Companies") in the form of a fixed salary plus a percentage of the aggregate net profitability of the Ellington Management Companies. Revenues of the Ellington Management Companies consist primarily of investment management fees from net assets under management, which as of December 31, 2015 were approximately $6.1 billion, of which the Company's net assets comprised $739 million, or approximately 12.1%; expenses of the Ellington Management Companies consist primarily of compensation costs for EMG's employees, which numbered over 160 people as of December 31, 2015.
Daniel Margolis is compensated by EMG in the form of a fixed salary plus a discretionary bonus for his service as General Counsel of all of the Ellington Management Companies. No portion of the management fee is allocated to his salary, nor is his discretionary bonus directly tied to the performance of EFC.
Grants of Plan-Based Awards for Fiscal 2015
The following table presents information regarding plan-based awards to Ms. Mumford during the fiscal year ended December 31, 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	Grant Date Fair Value of Stock and Option Awards (2) ($)
Lisa Mumford	12/15/2015	11,422	$187,207

(1)
Represents LTIP Unit awards issued under the 2007 Incentive Plan for Individuals, which are subject to forfeiture restrictions that lapse on December 15, 2016 with respect to 5,473 of the LTIP Units and on December 15, 2017 with respect to the remaining 5,949 LTIP Units. Under the forfeiture restrictions, the LTIP Units are subject to forfeiture in the event Ms. Mumford gives notice of her intention to resign from her position as Chief Financial Officer of the Company or her employment is terminated for cause prior to December 15, 2016 with respect to 5,473 of the LTIP Units and prior to December 15, 2017 with respect to the remaining 5,949 LTIP Units. The LTIP Units are convertible into Common Shares on a one-for-one basis after the applicable forfeiture restrictions lapse.

(2)	The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.

Outstanding Equity Awards at Fiscal Year End
The following table lists the LTIP Units awarded to Ms. Mumford that were unvested and outstanding as of December 31, 2015. No discount has been taken to reflect risk of forfeiture or restrictions on transferability or conversion of LTIP Units.

	Stock Awards
Name	Number of LTIP Units That Have Not Vested	Market Value of LTIP Units That Have Not Vested (1)
Lisa Mumford(2)	17,669	$296,486

(1)	Value is determined by multiplying the number of unvested LTIP Units by $16.78, the closing price for our Common Shares on the NYSE on December 31, 2015.

(2)
LTIP Units are subject to forfeiture in the event Ms. Mumford gives notice of her intention to resign from her position as Chief Financial Officer of the Company or her employment is terminated for cause prior to December 11, 2016 in the case of 6,247 LTIP Units, December 15, 2016 in the case of 5,473 LTIP Units, and prior to December 15, 2017 in the case of 5,949 LTIP Units. The LTIP Units are convertible into Common Shares on a one-for-one basis after the applicable forfeiture restrictions lapse.

Option Exercises and Equity Vested
The following table lists the LTIP Units previously awarded to Ms. Mumford that had vested during the year ended December 31, 2015.

Name	Number of LTIP Units Vested	Value Realized on Vesting (1)
Lisa Mumford	5,747	$95,745
	4,371	72,821

(1)
Value is determined by multiplying 5,747 vested LTIP Units by $16.66, the closing sale price for our Common Shares on the NYSE on December 11, 2015, the last trading day before the vesting date of 5,747 LTIP Units, and multiplying 4,371 vested LTIP Units by $16.66, the closing sale price for our Common Shares on the NYSE on December 11, 2015, the last trading day before the vesting date of 4,371 LTIP Units.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 1, 2016, certain ownership information with respect to our Common Shares for those persons known to us to be the beneficial owners of more than 5% of our outstanding Common Shares and all of our directors, each of the named executive officers and all of the directors and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes:

•	all Common Shares the investor actually owns beneficially or of record;

•	all Common Shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and

•	all Common Shares the investor has the right to acquire within 60 days after March 1, 2016 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Common Shares Beneficially Owned
Name and Address	Number		Percentage of Outstanding Common Shares(1)
5% Shareholders:
Wellington Management Company LLP	4,682,954	(2)	14.2%
Bay Pond Partners, L.P.	2,468,284	(3)	7.5%
Bay Pond Investors (Bermuda) L.P.	1,706,870	(4)	5.2%
VC Investments LLC(5)	1,554,174		4.6%
Directors and Executive Officers:(6)
Michael W. Vranos(7)	3,310,185		9.8%
Ronald I. Simon, Ph.D(8)	15,551		*
Edward Resendez(9)	11,801		*
Thomas Robards(10)	11,801		*
Laurence Penn(11)	517,631		1.6%
Lisa Mumford(12)	20,889		*
All executive officers and directors as a group (8 persons)(13)	3,879,640		11.5%
* Denotes beneficial ownership of less than 1% of our Common Shares.

(1)
Based on an aggregate amount of 33,081,291 shares issued and outstanding as of March 1, 2016. Assumes that all LTIPs and Operating Partnership Units beneficially owned by a person are exercised for Common Shares. The total number of shares outstanding used in calculating this percentage assumes that none of the LTIPs or Operating Partnership Units beneficially owned by other persons are exercised for Common Shares.

(2)
Derived from a Schedule 13G/A filed with the SEC on February 11, 2016. The address for Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210. Includes the shares beneficially owned by Bay Pond Partners, L.P. described in footnote 3 below and the shares beneficially owned by Bay Pond Investors (Bermuda) L.P. described in footnote 4 below. Wellington Managment Company LLP has shared voting and dispositive power over 4,682,954 Common Shares.

(3)
Derived from a Schedule 13G/A jointly filed with the SEC on February 11, 2016, by Bay Pond Partners, L.P. and Wellington Hedge Management, LLC. Wellington Hedge Management, LLC is the general partner of Bay Pond Partners, L.P.. Wellington Hedge Management, LLC has shared voting and dispositive power with respect to 2,468,284 Common Shares. Bay Pond Partners, L.P. has shared voting and dispositive power over 2,468,284 Common Shares. The address for each entity is 280 Congress Street, Boston, MA 02210.

(4)
Derived from a Schedule 13G/A jointly filed with the SEC on February 12, 2016, by Bay Pond Investors (Bermuda) L.P. and Wellington Hedge Management, LLC. Wellington Hedge Management, LLC is the general partner of Bay Pond Investors (Bermuda) L.P. Wellington Hedge Management, LLC has shared voting and dispositive power with respect to 1,706,870 Common Shares. Bay Pond Investors (Bermuda) L.P. has shared voting and dispositive power over 1,706,870 Common Shares. The address for each entity is 280 Congress Street, Boston, MA 02210.

(5)
Includes Common Shares beneficially owned by EMG Holdings, L.P. ("EMGH"), EFM and VC Investments LLC ("VC"). VC has shared voting and dispositive power over 1,554,174 Common Shares (including 372,162 LTIP Units and 212,000 Operating Partnership Units). EMGH has shared voting and dispositive power of 1,520,111 Common Shares (including 372,162 LTIP Units and 212,000 Operating Partnership Units). EFM has shared voting and dispositive power over 34,063 Common Shares. VC is the managing member of EFM and the general partner of EMGH. Michael W. Vranos ("Mr. Vranos") is the managing member of, and holds a controlling interest in VC. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.

(6)	The address for all officers and directors is Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, CT 06870.

(7)
Includes Common Shares beneficially owned by EMGH, EFM, VC and Mr. Vranos. Mr. Vranos has sole voting and dispositive power over 91,822 Common Shares. Mr. Vranos has shared voting and dispositive power over 3,218,363 Common Shares (including 372,162 LTIP Units and 212,000 Operating Partnership Units). VC has shared voting and dispositive power over 1,554,174 Common Shares (including 372,162 LTIP Units and 212,000 Operating Partnership Units). EMGH has shared voting and dispositive power of 1,520,111 Common Shares (including 372,162 LTIP Units and

212,000 Operating Partnership Units). EFM has shared voting and dispositive power over 34,063 Common Shares. VC is the managing member of EFM and the general partner of EMGH. Mr. Vranos is the managing member of, and holds a controlling interest in VC. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.

(8)	Dr. Simon and his spouse are beneficiaries of a trust that holds all of Dr. Simon's Common Shares.

(9)	Includes 9,301 LTIP Units which are convertible into Common Shares on a one-for-one basis, subject to certain conditions.

(10)	Includes 10,551 LTIP Units which are convertible into Common Shares on a one-for-one basis, subject to certain conditions.

(11)
Includes 462,197 Common Shares, which Mr. Penn may be deemed to beneficially own. These shares are held in an investment account at EMGH and are also included in the amounts disclosed for VC Investments LLC in footnote 3 and for Mr. Vranos in footnote 7. Also includes 38,759 Operating Partnership Units that Mr. Penn has shared dispositive power over.

(12)	Consists of 20,889 LTIP Units which are convertible into Common Shares on a one-for-one basis, subject to certain conditions.

(13)	Includes 412,903 LTIP Units and 212,000 Operating Partnership Units which are convertible into Common Shares on a one-for-one basis, subject to certain conditions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and anyone holding 10% or more of a registered class of our equity securities to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports we received, we believe that during 2015 all its reporting persons filed such reports on a timely basis.
AUDIT COMMITTEE REPORT
The Audit Committee consists of three members of our Board, each of whom is independent of our Company and management in accordance with the requirements of the NYSE listing standards, our Corporate Governance Guidelines and applicable SEC rules and regulations. Our Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee's responsibilities and how it carries out those responsibilities.
The Audit Committee oversees our Company's financial reporting process on behalf of our Board, in accordance with the charter of the Audit Committee. Management is responsible for our Company's financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PwC, is responsible for expressing an opinion on the conformity of our Company's audited financial statements with U.S. GAAP.
In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and PwC the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed and received the written disclosures and the letter from PwC with respect to the matters required to be discussed by the applicable requirements of the PCAOB. Moreover, the Audit Committee discussed with PwC their independence from management and the Audit Committee and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. In addition, we have evaluated and concluded the non-audit services provided by PwC to our Company comply with SEC independence rules.
Based on the reviews and discussions referred to above, prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 with the SEC, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. GAAP or that PwC is in fact "independent."
Submitted by the Audit Committee:
Thomas F. Robards, Chair
Edward Resendez
Ronald I. Simon, Ph.D.

GENERAL INFORMATION
Shareholder Proposals
Shareholder proposals intended to be presented at the 2017 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than November 30, 2016 in order to be considered for inclusion in the Company's Proxy Statement relating to the 2017 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8").
For a proposal of a shareholder to be presented at the Company's 2017 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company's Proxy Statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than October 31, 2016, and no later than 5:00 p.m., Eastern Time on November 30, 2016. If the 2017 Annual Meeting of Shareholders is scheduled to take place before April 17, 2017 or after June 16, 2017, then notice must be delivered no earlier than the 150th day prior to the 2017 Annual Meeting of Shareholders and not later than the later of 5:00 p.m., Eastern Time on the 120th day prior to the 2017 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2017 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attn: Secretary.
As to any business that the shareholder proposes to bring before the meeting, the notice shall set forth (1) a description of such business; (2) the reasons for proposing such business at the meeting; and (3) any material interest in such business of the shareholder and any "Associated Person" as defined below, including any anticipated benefit to the shareholder and the Associated Person. For purposes of these notice provisions, an Associated Person is (1) any person controlling or directly or indirectly acting in concert with such shareholder; (2) any owner of shares owned of record or beneficially by such shareholder; and (3) any person controlling, controlled by or under common control with such Associated Person. In addition, such notice shall provide (1) as to the shareholder giving the notice and any Associated Person, the class, series and number of Common Shares which are owned by such shareholder and by any such Associated Person, if any, and the nominee holder for, and number of, Common Shares owned beneficially but not of record by such shareholder and by such Associated Person; (2) as to the shareholder giving the notice and any Associated Person, the name and address of such shareholder and such Associated Person, as they appear on the Company's register and current name and address, if different; and (3) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the proposal of such business on the date of such shareholder's notice.
Procedure for Recommendations of Director Candidates by Shareholders
To nominate an individual for election as a director of our Company at our Annual Meeting, shareholders must give timely notice to us through the method described under "Shareholder Proposals" above. In addition, such notice shall set forth (1) the name, age, business address and residence address of such individual; (2) the class, series and number of any shares that are beneficially owned by such individual; (3) the date such shares were acquired and the investment intent of such acquisition; (4) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and the rules thereunder; (5) as to the shareholder making the nomination and any Associated Person, the class, series and number of Common Shares which are owned by such shareholder and by any such Associated Person, if any, and the nominee holder for, and number of, Common Shares owned beneficially but not of record by such shareholder and by such Associated Person; (6) as to the shareholder making the nomination and any Associated Person, the name and address of such shareholder and such Associated Person, as they appear on the Company's register and current name and address, if different; and (7) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection on the date of such shareholder's notice. If you wish to recommend candidates for director to our Nominating and Corporate Governance Committee, please submit your recommendations through the method described under "Communications with Our Board of Directors."
Householding of Proxy Statements and Annual Reports
The SEC rules allow for the delivery of a single copy of an annual report to shareholders and a proxy statement to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as "householding," will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold our Common Shares in "street" name for beneficial owners of our Common Shares and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.
If you hold our Common Shares in your own name as a holder of record, householding will not apply to your Common Shares. Also, if you own our Common Shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to shareholders. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company's transfer agent, American Stock Transfer & Trust Company, LLC by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.
Additional Matters
The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements and the financial statement schedules, may be obtained at our website at www.ellingtonfinancial.com. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Secretary, Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870.

Ellington Financial

ELLINGTON FINANCIAL LLC
ATTN: ASSISTANT SECRETARY
53 FOREST AVE
OLD GREENWICH, CT 06870

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

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Nominees

01 Thomas F. Robards 02 Michael W. Vranos 03 Laurence Penn 04 Ronald I. Simon, Ph.D. 05 Edward Resendez

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. The approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. The ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000267007_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2015 Annual Report is/are available at www.proxyvote.com

ELLINGTON FINANCIAL LLC
Annual Meeting of Shareholders
May 17, 2016, 10:30 a.m., Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Laurence Penn and Lisa Mumford, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares representing limited liability company interests which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Ellington Financial LLC to be held on Tuesday, May 17, 2016, at 10:30 a.m. Eastern Time at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, and at any adjournments or postponements thereof. The undersigned directs this proxy to vote as indicated on this proxy card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2015 Annual Report to Shareholders.

Address change/comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side

0000267007_2 R1.0.1.25